PROMISSORY NOTE

DATED as of May 13, 2002

TO: **GOENERGY, INC.**
4526 Underwood Avenue
North Vancouver, B.C.
V7K 2S2

FOR VALUE RECEIVED, I, Jack Upton ("Upton") of 1000 – 355 Burrard Street, Vancouver, British Columbia, V6C 2G8, promise to pay to GoEnergy, Inc. ("GoEnergy"), at the address specified above, the principal amount specified below ("Principal").

The following are the terms and conditions of the Note:

1. **Principal amount**: $49,000.00
2. **Payment**: The Principal amount shall be payable on demand.
3. **Currency**: All funds and dollar amounts referred to in this Note are in the lawful currency of the United States.
4. **Jurisdiction**: This Note shall be interpreted in accordance with the laws in effect from time to time in the Province of British Columbia.

IN WITNESS WHEREOF this Promissory Note has been executed as of the day and year first above written.

Jack Upton

Witnessed by: